UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy statement
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☐	Soliciting Material Pursuant to §240.14a-12

NEURALSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [*], 2016

To the Stockholders of Neuralstem, Inc.:

We are hereby pleased to invite you to a Special Meeting of the stockholders (the “Special Meeting”) of Neuralstem, Inc. (the “Company”), which will be held at [*] on [*], 2016 at [*]. Details regarding the business to be conducted at the Special Meeting are described in this proxy statement (“the “Proxy Statement”). The following summarizes the matters to be voted upon at the Special Meeting:

1.	Ratification of Dixon, Hughes, Goodman LLP as the Company’s independent registered public accounting firm for 2016; and

2.	Approval of an amendment to the Company’s amended and restated certificate of incorporation (“Certificate”) to authorize the Board of Directors (the “Board”) of the Company to effect a Reverse Split of the Company’s issued and outstanding common stock by a ratio of not less than 1-for-2 and not more than 1-for-15, with the Board having the discretion as to whether or not the Reverse Split is to be effected at any time prior to the first anniversary date of this Special Meeting of stockholders, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its sole discretion (the “Reverse Split”).

Only stockholders of record as of the close of business on July 26, 2016 are entitled to receive notice of, to attend, and to vote at, the Special Meeting.

Your vote is important. Whether or not you plan to attend the Special Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement.

Thank you for your ongoing support of, and continued interest in Neuralstem. We look forward to seeing you at our Special Meeting.

Sincerely,

/s/ Richard Daly

Richard Daly

Chief Executive Officer

August [*], 2016

NEURALSTEM, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date	[*], on [*], 2016.

Place	[*].

Items of Business	(1) Ratification of Dixon, Hughes, Goodman LLP as the Company’s independent registered public accounting firm for 2016.
(2)

Approval of an amendment to the Company’s amended and restated certificate of incorporation (“Certificate”) to authorize the Board of Directors (the “Board”) of the Company to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio of not less than 1-for-2 and not more than 1-for-15 (“Reverse Split”), with the Board having the discretion as to whether or not the Reverse Split is to be effected at any time prior to the first anniversary date of this Special Meeting of stockholders, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its sole discretion (the “Reverse Split”).

Adjournments and Postponements	Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Neuralstem stockholder as of the close of business on July 26, 2016 (“Record Date”).

Meeting Admission

You are entitled to attend the Special Meeting only if you were a Neuralstem stockholder as of the close of business on the Record Date or hold a valid proxy for the Special Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. In addition, if you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

The Special Meeting will begin promptly at [*]. Check-in will begin at [*], and you should allow ample time for the check-in procedures.

Voting	Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions contained in the section of this Proxy entitled Questions and Answers About the Proxy Materials and the Special Meeting beginning on page 1 of this proxy statement or, your enclosed proxy card.

By order of the Board of Directors,

Richard Daly

Chief Executive Officer

Chairman of the Board

This notice of Special Meeting and proxy statement and form of proxy are being distributed and made available on or about [*], 2016.

In this proxy statement, the words “Neuralstem,” “the Company,” “we,” “our,” “ours,” “us” and similar terms refer to Neuralstem, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

* * * * *

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement is available at [*].

NEURALSTEM, INC.

20271 Goldenrod Lane, 2nd Floor

Germantown, Maryland 20876

(301)-366-4690

PROXY STATEMENT

GENERAL

We are providing this proxy statement to you as part of a solicitation by the board of directors (“Board of Directors” or “Board”) of Neuralstem, Inc. for use at our 2016 special meeting (“Special Meeting”) of Stockholders and at any adjournment or postponement that may take place. We will hold our Special Meeting on [*], 2016 at [*] at [*]. Only stockholders of record on July 26, 2016 (“Record Date”), are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place.

This notice of Special Meeting and proxy statement and form of proxy are being distributed and made available on or about [*], 2016. Unless the context otherwise requires, the terms "Neuralstem," “the Company,” "us," "we," “our,” “ours,” and "us" and similar terms, references Neuralstem, Inc.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE SPECIAL MEETING

PROXY MATERIALS

1.	Why am I receiving these materials?

Our Board is providing these proxy materials to you in connection with our Special Meeting of Stockholders, which will take place on [*], 2016 at [*] at [*]. As a stockholder, you are invited to attend the meeting and requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under applicable federal and state laws and is designed to assist you in voting your shares.

2.	What is included in the proxy materials?

The proxy materials include:

•	Our proxy statement for the 2016 Special Meeting of Stockholders;

•	The proxy card or a voting instruction form for the Special Meeting.

3.	What information is contained in these materials?

The information in the proxy materials relates to the proposals to be voted on at the Special Meeting, the voting process, and certain other required information.

4.	I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the United States Securities & Exchange Commission (“SEC”) has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and the proxy materials, stockholders may contact our transfer agent at:

American Stock Transfer & Trust Company, LLC
Customer Service
6201 15th Avenue
Brooklyn, NY 11219
800-937-5449

Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

5.	How can I access the proxy materials over the internet?

Our proxy materials are available on our website at www.neuralstem.com as well as at [*].

VOTING INFORMATION

6.	What items of business will be voted on at the Special Meeting?

The items of business scheduled to be voted on at the Special Meeting are:

•	Ratification of Dixon, Hughes, Goodman LLP as the Company’s independent registered public accounting firm for 2016; and

•	Approval of an amendment to the Company’s amended and restated certificate of incorporation (“Certificate”) to authorize the Board of Directors (the “Board”) of the Company to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio of not less than 1-for-2 and not more than 1-for-15, with the Board having the discretion as to whether or not the reverse split is to be effected at any time prior to the first anniversary date of this Special Meeting of stockholders, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its sole discretion (the “Reverse Split”).

7.	How does the Board recommend that I vote on each of the matters?

Our Board recommends that you vote your shares:

•	“FOR” the ratification of the appointment of Dixon, Hughes, Goodman LLP as our independent registered public accounting firm for the 2016 fiscal year; and

•	“FOR” the Reverse Split.

8.	What shares can I vote?

Each share of our common stock issued and outstanding as of the close of business on the Record Date is entitled to be voted on all items being voted on at the Special Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date, we had [*] shares of common stock issued and outstanding.

9.	How many votes am I entitled to per share?

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

10.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those beneficially owned.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the stockholder of record, and the proxy materials were sent directly to you by Neuralstem. As the stockholder of record, you have the right to grant your voting proxy directly to Neuralstem or to vote in person at the Special Meeting. Neuralstem has enclosed herewith a proxy card for you to use. You may also vote on the internet or by telephone, as below under the heading “How can I vote my shares without attending the Special Meeting?” You may also vote on the internet or by telephone, as below under the heading “How can I vote my shares without attending the Special Meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Special Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Special Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Special Meeting?”

11.	If I am a Stockholder of Record, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the Special Meeting by requesting a ballot from an usher when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

12.	If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Special Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Special Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions found in the proxy card. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•	By Telephone. You may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided..

13. How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Special Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

14. What happens if I do not give specific voting instructions?

Stockholders of Record.  If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions, then the person named as proxy holder, Richard Daly, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

15.	Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the questions and answers. If you are a stockholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 20271 Goldenrod Lane, Germantown, Maryland 20876. If you are a beneficial owner, you can change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Special Meeting and voting in person.

16.	How many shares must be present or represented to conduct business at the Special Meeting?

The quorum requirement for holding the Special Meeting and transacting business is that holders of a majority of the voting power of our common stock as of the Record Date must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

17.	How are votes counted?

For all items of business, you may vote “FOR,” “AGAINST,” or “ABSTAIN,” if you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board.

18.	What is the voting requirement to approve each of the proposals?

In the case of the ratification of the appointment of Dixon, Hughes, Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal Number 1),

the affirmative “FOR” vote of the holders of a majority of the voting power of our common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon is required for approval.

In the case of the approval of the Reverse Split (Proposal Number 2) to effect a Reverse Split of all of our issued and outstanding common stock at a ratio between 1-for-2 and 1-for-15, the affirmative “FOR” vote of the holders of a majority of the voting power of our issued and outstanding common stock which is entitled to vote thereon is required for approval.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters The vote to approve the Reverse Split is “non-routine,” and the proposal to ratify the appointment of Dixon, Hughes, Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal Number 1) is “routine.”

19.	How do Broker Non-Votes and Abstentions Effect the Voting Results

With respect to the ratification of Dixon, Hughes, Goodman LLP (Proposal No. 1) this is considered a routine matter under applicable rules and accordingly, a broker will generally vote on such routine matters. Therefore, no broker non-votes are expected in connection with Proposal No. 1. Abstentions will have the same effect as a vote against.

With respect to the Reverse Split (Proposal Number 2), broker non-votes will not be counted as shares entitled to vote and will have no effect on the results of the votes. Abstentions will have the same effect as a vote against.

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Please note that brokers may not vote your shares on the Reverse Split absent your specific instructions. In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Proxy Materials.

20.	Who is paying for this proxy solicitation?

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, the Notice of Internet Availability, and the cost of soliciting proxies relating to the Special Meeting, will be borne by the Company. The Company may request banks, brokers and other third parties to solicit their customers who beneficially own common stock listed of record in the name of such bank, broker or other third party, and the Company will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals.

21.	Where can I find the voting results of the Special Meeting?

We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four (4) business days after the Special Meeting, which will also be available on our website.

ATTENDING THE SPECIAL MEETING

22.	How can I attend the Special Meeting?

You are entitled to attend the Special Meeting only if you were a Neuralstem stockholder as of the Record Date or you hold a valid proxy for the Special Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You must present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must also provide proof of beneficial ownership as of the Record Date, such as your most recent account statements for the periods prior to and after July 26, 2016, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting. The meeting will begin promptly at [*] on [*], 2016. Check-in will begin at [*], and you should allow ample time for the check-in procedures.

23.	Who will count the votes?

We will appoint one of our officers or employees present at the meeting to act as the inspector of elections for any votes cast at the meeting. Also, our transfer agent will separately tabulate all votes FOR and AGAINST each matter, as well as all abstentions and broker non-votes and votes made through the internet, telephone or by proxy for by stockholders of record and beneficial owners.

24.	How can I contact Neuralstem’s transfer agent?

Contact our transfer agent by either writing to American Stock Transfer & Trust Company, LLC, Attn: Customer Service, 6201 15th Avenue Brooklyn, NY 11219, or by telephoning 800-937-5449.

MISCELLANEOUS ITEMS

25.	How can I receive a copy of Neuralstem’s Bylaws?

You may contact our Corporate Secretary at our principal executive offices for a copy of Neuralstem’s bylaws. We also have a copy of our bylaws in the investor section of our website www.neuralstem.com.

26.	Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 20271 Goldenrod Lane, Suite 2024, Germantown, Maryland 20876. The Company’s main telephone number is (301) 366-4690.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth, as of June 30, 2016, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

	Common Stock
Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities	Total	Percent of Class(2)
Directors and named executive officers
Karl Johe, Ph.D.	930,373	(3)	11,028,107	11,958,480	10.42%
I. Richard Garr	1,449,804		4,481,080	5,930,884	5.17%
Stanley Westreich	1,620,556		291,782	1,912,338	1.67%
Richard Daly	—		687,500	687,500	*
William Oldaker	196,826		486,606	683,432	*
Scott Ogilvie	86,020		382,708	468,728	*
Sandford Smith	131,952		74,367	206,319	*
Catherine Sohn	131,952		71,892	203,844	*
Jonathan Lloyd Jones	—		37,898	37,898	*
All directors and named executive officers as a group (9 individuals)				22,089,423	19.25%
5% owners as reported on form SC 13G
Putnam Investments, LLC(4)	5,894,944		—	5,894,944	5.14%
All directors, named executive officers, and 5% owners as a group (10 entities)				27,984,367	24.38%

*    Represents less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o Neuralstem, Inc. 20271 Goldenrod Lane, Germantown, MD 20876.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There are 114,760,960 shares of common stock issued and outstanding as of June 30, 2016.

(3)	370,370 shares are pledged as collateral pursuant to a personal loan and the remaining shares are pledged as collateral pursuant to Dr. Johe’s divorce settlement.

(4)	As reported by owner disclosing ownership as of 12/31/2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm.

Effective June 1, 2016 Stegman & Company (“Stegman”), the Company’s independent registered public accounting firm resigned as the Company’s independent registered public accounting firm as a result of substantially all of the directors and employees of Stegman joining Dixon, Hughes, Goodman LLP. The Audit Committee approved retaining Dixon, Hughes, Goodman LLP on June 5, 2016, to serve as the Company's independent registered public accounting firm.

The reports of Stegman on the audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2015, 2014 and 2013 and audit of internal control over financial reporting as of December 31, 2015 (the “Reports”), did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles. The Report for the year ended December 31, 2015 expressed that there was substantial doubt about the Company’s ability to continue as a going concern.

During the Company's fiscal years ended December 31, 2015, 2014 and 2013, and the subsequent interim period through the date of this Current Report on Form 8-K, there were (i) no disagreements (as such term is used in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Stegman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Stegman, would have caused Stegman to make reference to the subject matter of the disagreement(s) in connection with its report on the Company's financial statements and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the Company's fiscal years ended December 31, 2015, 2014 and 2013, and the subsequent interim period through June 5, 2016, Neuralstem did not consult with Dixon, Hughes, Goodman LLP regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The following table summarizes the approximate aggregate fees billed to us or expected to be billed to us by our independent auditors, Stegman & Company, for our 2015 and 2014 fiscal years:

Type of Fees	2015	2014
Audit Fees
Stegman & Company	$111,599	$106,861
Audit Related Fees(1)	12,713	19,600
Tax Fees
Stegman & Company	7,350	7,000
All other Fees
Total Fees	$131,662	$133,461

(1) Fees associated with issuance of comfort letters

Pre-Approval of Independent Auditor Services and Fees

Our audit committee reviewed and pre-approved all audit and non-audit fees for services provided by Stegman & Company and has determined that the provision of such services to us during fiscal 2015 and in connection with the audit of our 2015 fiscal year financials is compatible with and did not impair independence. It is the practice of the audit committee to consider and approve in advance all auditing and non-auditing services provided to us by our independent auditors in accordance with the applicable requirements of the SEC. Stegman & Company did not provide us with any services, other than those listed above.

PROPOSAL 1

RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF DIXON, HUGHES, GOODMAN LLP AS OUR INDEPDNDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee has selected Dixon, Hughes, Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016. Dixon, Hughes, Goodman LLP has served as the Company’s independent registered public accounting firm since June 5, 2016. Prior to such time, Stegman & Company served as the Company’s independent registered public accounting firm. Representatives of Dixon, Hughes, Goodman LLP are expected to attend the Special Meeting, either in person or telephonically, and to respond to appropriate questions, and they will have the opportunity to make a statement if they wish. Representatives from Stegman & Company will not attend the Special Meeting, as substantially all of the directors and employees of Stegman & Company have joined Dixon, Hughes, Goodman LLP.

We are asking our stockholders to ratify the selection of Dixon, Hughes, Goodman LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the selection of Dixon, Hughes, Goodman LLP to stockholders for ratification because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate practice. In the event stockholders fail to ratify the appointment of Dixon, Hughes, Goodman LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company and our stockholders.

The Company has been informed by Dixon, Hughes, Goodman LLP that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Required Vote

Ratification of the appointment of Dixon, Hughes, Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Dixon, Hughes, Goodman LLP.

Recommendation

Our Board of Directors recommends a vote FOR the ratification of the appointment of Dixon, Hughes, Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

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PROPOSAL 2

APPROVAL OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE SPLIT

The Board of Directors has approved and recommends a proposal to amend our amended and restated Certificate of Incorporation (“Certificate”) to authorize our Board of Directors to effect a Reverse Split of all of our issued and outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-15, with our Board having the discretion as to whether or not the Reverse Split is to be effected, when such Reverse Split would be effected and the exact ratio of the Reverse Split to be set at a whole number within the above range as determined by our Board of Directors in its sole discretion. The proposal provides that the Board of Directors will have sole discretion to elect, at any time prior to the first anniversary date of this “Special Meeting, as it determines to be in the best interest of Neuralstem, whether or not to effect the Reverse Split, and, if so, the number of our shares of issued and outstanding common stock, between and including 1-for-2 and 1-for-15, which will be combined into one share of our common stock. The Board of Directors believes that the availability of alternative reverse split ratios will provide it with the flexibility to implement the Reverse Split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining whether to implement the Reverse Split following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Split on the trading market for our common stock;

•	the potential to have our shares of common stock delisted from the NASDAQ Capital Markets;

•	the anticipated impact of the Reverse Split on our ability to raise additional financing;

•	which alternative split ratio would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

If the Board of Directors determines that effecting the Reverse Split is in the best interest of Neuralstem, the Reverse Split will become effective upon the filing of an amendment to our Certificate with the Secretary of State of the State of Delaware. The amendment filed thereby will set forth the number of issued and outstanding shares to be combined into one share of our common stock within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our issued and outstanding common stock immediately following the Reverse Split as such stockholder holds immediately prior to the Reverse Split.

Reasons for the Reverse Split

The Board of Directors believes that a Reverse Split is desirable for two reasons. First, the Board of Directors believes that a Reverse Split could improve the marketability and liquidity of our common stock. Second, on April 20, 2016, the Company received a written notice from the NASDAQ Stock Market LLC that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2), as the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days. Although the Company has until October 17, 2016 to regain compliance through the Company’s common stock having a closing bid price meeting or exceeding $1.00 per share for ten consecutive business days, the Board believes that the approval of the Reverse Split will improve the Company’s chances to meet such compliance.

Marketability

Our Board believes that the increased market price of our common stock which is expected as a result of implementing a Reverse Split could improve the marketability and liquidity of our stock and will encourage interest and trading in our stock. Theoretically, the number of shares outstanding and the per share price should not, by themselves, affect the marketability of our common stock, the type of investor who acquires them, or our reputation in the financial community. However, in practice, this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such securities. Our Board of Directors is aware of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks

Additionally, in the event our shares become delisted and are trading at below $5.00 per share, our common stock may become considered a penny stock. In the event that this occurs, stockbrokers will have to comply with additional regulatory requirements prior to effecting transactions on behalf of their clients. In addition, the structure of trading commissions tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of such securities generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

The Reverse Split is intended, in part, to result in a price level for our common stock that will increase investor interest and eliminate the resistance of brokerage firms. On July 15, 2016, the closing bid price for our common stock, as reported by the NASDAQ Capital Market, was $0.2601 per share. No assurances can be given that the market price for our common stock will increase in the same proportion as the Reverse Split or, if increased, that such price will be maintained. In addition, no assurances can be given that the Reverse Split will increase the price of our common stock to a level in excess of the $5.00 threshold discussed above or otherwise to a level that is attractive to brokerage houses and institutional investors.

Stock Exchange Requirements

Our common stock is currently traded on the NASDAQ Capital Market tier of the NASDAQ Stock Market LLC (“NASDSAQ”). In the event that the Company is delisted from the NASDAQ, we may be forced to list our shares on a trading market or quotation system that is considered to be less efficient and or liquid than that provided by a stock exchange such as The NASDAQ or New York Stock Exchange. The Board of Directors is currently considering the listing requirements, including minimum bid price requirements for our common stock to continue to be listed on the NASDAQ.

Effects of the Reverse Split

If the Reverse Split is approved and implemented, the principal effect will be to decrease the number of issued and outstanding shares of our common stock while not affecting the authorized amount. We have registered our common stock under Section 12(b) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. Our shares of common stock currently trade on the NASDAQ. The Reverse Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NASDAQ. Following the Reverse Split, our common stock will continue to be listed on the NASDAQ under the symbol “CUR,” although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed Reverse Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the issued and outstanding shares of our common stock immediately prior to the effectiveness of the Reverse Split will generally continue to hold 2% of the voting power of the issued and outstanding shares of our common stock immediately after the Reverse Split. Moreover, the number of stockholders will not be affected by the Reverse Split.

Board Discretion to Implement or Abandon Reverse Split

The Reverse Split will be effected, if at all, only upon a determination by the Board of Directors that the Reverse Split (with an exchange ratio determined by Board of Directors as described above) is in the best interest of Neuralstem and its stockholders. Such determination shall be based upon certain factors, including, but not limited to, our ability to meet the NASDAQ listing requirements, existing and expected marketability and liquidity of our common stock and the expense of effecting the Reverse Split. Notwithstanding approval of the Reverse Split by our shareholders, the Board of Directors may, in its sole discretion, abandon the proposal and determine, prior to the effectiveness of any filing with the Secretary of State of the State of Delaware, not to effect the Reverse Split. If the Board of Directors fail to implement the Reverse Split on or prior to the first anniversary date of this Special Meeting, stockholder approval again would be required prior to implementing any Reverse Split.

Effective Date

The Board of Directors will have discretion as to whether or not to effect the Reverse Split at any time prior to the first anniversary date of this Special Meeting. If implemented by the Board of Directors, the Reverse Split would become effective upon the filing of an amendment to our Certificate with the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the Reverse Split ratio determined by the Board of Directors within the limits set forth in this proposal.

Authorized Shares of Common Stock

The Reverse Split will not change the number of authorized shares of common stock but by virtue of the total number of shares decreasing, it will increase the number of authorized shares available for future issuance for corporate needs such as equity financing, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board of Directors to be in the best interests of Neuralstem. The Board of Directors believes that such increase in available shares for future issuance as a result of the Stock Split will be appropriate to fund our future operations. It will also provide us with greater flexibility in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval to increase our authorized capital.

Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Split in the event that the Board of Directors chooses to effect the Reverse Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive an additional share by rounding up to the nearest whole number of shares.

Effects of Reverse Split

The following table summarizes the effects of the Reverse Split in the event of the minimum and maximum Reverse Split amounts as of June 30, 2016:

	Pre-Reverse Stock Split	Post-Reverse Stock Split*
1-For-2 Reverse Split
Common Stock – Issued and Outstanding	114,760,960	57,380,480
Common Stock – Reserved for issuance pursuant to convertible securities and under equity compensation plans	67,642,486	33,821,243
Common Stock – Authorized	300,000,000	300,000,000
Common Stock – Available for future issuance	117,596,554	208,798,277
Preferred Stock – Issued and Outstanding	0	0
Preferred Stock – Reserved for issuance pursuant to convertible securities and under equity compensation plans	0	0
Preferred Stock – Authorized	7,000,000	7,000,000
Preferred Stock – Available for future issuance	7,000,000	7,000,000
1-For-15 Reverse Split
Common Stock – Issued and Outstanding	114,760,960	7,650,731
Common Stock – Reserved for issuance pursuant to convertible securities and under equity compensation plans	67,642,486	4,509,500
Common Stock – Authorized	300,000,000	300,000,000
Common Stock – Available for future issuance	117,596,554	287,839,769
Preferred Stock – Issued and Outstanding	0	0
Preferred Stock – Reserved for issuance pursuant to convertible securities and under equity compensation plans	0	0
Preferred Stock – Authorized	7,000,000	7,000,000
Preferred Stock – Available for future issuance	7,000,000	7,000,000

*	Number of shares issued and outstanding are approximate as the figures do not take into account issuances required for fractional shares.

Potential Anti-Takeover Effects

The Reverse Split will have the effect of increasing the proportion of unissued authorized shares to issued shares. Under certain circumstances this may have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board of Directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board of Directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board of Directors or such a transaction.

Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, amending our Certificate is not in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of Neuralstem. There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The Board of Directors does not intend to use the consolidation as a part of a first step in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Moreover, we are currently not engaged in any negotiations and otherwise have no specific plans to use the additional authorized shares for any acquisition, merger or consolidation.

Other Effects

If approved, the Reverse Split may result in some stockholders owning “odd-lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the Reverse Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “Exchange Agent.” Holders of pre-Reverse Split shares (“Old Shares”) will be asked to surrender to the Exchange Agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares (“New Shares”) in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

No Appraisal Rights

Under applicable Delaware law, our stockholders are not entitled to dissenter’s or appraisal rights with respect to the Reverse Split and we would not independently provide our stockholders with any such right.

Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences of the proposed Reverse Split to holders of our common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the proposed Reverse Split.

This discussion is limited to holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to special rules or to holders that are partnerships for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the proposed Reverse Split.

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock who is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The proposed Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the proposed Reverse Split. Accordingly, the aggregate tax basis in the New Shares should equal the aggregate tax basis in the Old Shares (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the New Shares should include the holding period for the Old Shares.

A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the proposed Reverse Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Old Shares that is allocated to such fractional share of our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the Old Shares for more than one year as of the effective date of the proposed Reverse Split. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock by a U.S. holder pursuant to the proposed Reverse Split unless such U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to backup withholding on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Generally, a non-U.S. holder will not recognize any gain or loss upon the proposed Reverse Split. In particular, any gain or loss realized with respect to cash received in lieu of a fractional share generally will not be subject to U.S. federal income or withholding tax unless (a) such gain or loss is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), (b) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the proposed Reverse Split and certain other conditions are met, or (c) our common stock constitutes a U.S. real property interest by reason of our status as U.S. real property holding corporation for U.S. federal income tax purposes.

Gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in clause (b) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. With respect to clause (c) above, we believe we are not currently and do not anticipate becoming a U.S. real property holding corporation. If we are or have been a U.S. real property holding corporation, any gain realized with respect to cash received in lieu of a fractional share may be treated as effectively connected with the conduct a trade or business in the United States subject to U.S. federal income tax and the cash proceeds may also be subject to a 10% withholding tax.

Information Reporting and Backup Withholding.  In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the proposed Reverse Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Required Vote

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this Proposal 2 will be required to amend our Certificate to authorize the proposed Reverse Split. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

The Board of Directors recommends that you vote FOR the amendment of our certificate of incorporation to authorize a Reverse Split.  Proxies will be voted FOR the approval of the Reverse Split unless you otherwise specify in your proxy.

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